Exhibit 99.1

Wolfspeed Reports Financial Results for the Second Quarter of Fiscal Year 2025

Taking Aggressive Steps to Accelerate Profitability and Strengthen the Balance Sheet

Maintain Confidence in $2.5+ Billion of Liquidity via CHIPS, Lenders, 48D Tax Credits

200mm Greenfield Footprint Yielding High-Quality Materials and Devices

DURHAM, N.C. January 29, 2025 -- Wolfspeed, Inc. (NYSE: WOLF) today announced its results for the second quarter of fiscal 2025.

Quarterly Financial Highlights (Continuing operations only. All comparisons are to the second quarter of fiscal 2024.)
•Consolidated revenue of $181 million, as compared to $208 million
◦Mohawk Valley Fab contributed $52 million in revenue, as compared to $12 million
•GAAP gross margin of (21)%, compared to 13%
•Non-GAAP gross margin of 2%, compared to 16%
◦GAAP and non-GAAP gross margin includes the impacts of underutilization costs primarily in connection with the start of production at the Mohawk Valley Fab. Underutilization was $28.9 million as compared to $35.6 million. See "Start-up and Underutilization Costs" below for additional information.

“Since stepping into the Executive Chairman role in November, I have been acutely focused on aggressively pursuing our plans to achieve our financial and operational targets. Myself, the Board, and the management team have aligned on an operating plan driven by three key immediate priorities designed to put us on a path toward long-term growth and profitability: improving the financial performance of the company to accelerate the path to operating free cash flow generation, taking aggressive steps to strengthen our balance sheet, and raising cost-effective capital to support our growth plan. We have already made significant progress on these initiatives, evidenced by our completion of our $200 million at-the-market equity offering which puts us one step closer to finalizing our CHIPS funding,” said Wolfspeed Executive Chair, Thomas Werner.

Werner continued, “By executing against these priorities, it will allow us to leverage best-in-class assets and capabilities that we have built and capitalize on the long-term opportunities that lie ahead of us. Many of the world’s most advanced technologies increasingly require silicon carbide for high‐voltage solutions and we are looking forward to propelling the industry forward with American IP at the forefront of the transition.”

Business Outlook:

For its third quarter of fiscal 2025, Wolfspeed targets revenue from continuing operations in a range of $170 million to $200 million. GAAP net loss is targeted at $(295) million to $(270) million, or $(1.89) to $(1.73) per diluted share. Non-GAAP net loss is targeted to be in a range of $(138) million to $(119) million, or $(0.88) to $(0.76) per diluted share. The loss per share includes the impact of issuing approximately 27.8 million shares of common stock under our ATM program. Targeted non-GAAP net loss excludes $157 million to $151 million of estimated expenses, net of tax, primarily related to stock-based compensation expense, amortization of discount and debt issuance costs, net of capitalized interest, project, transformation and transaction costs and restructuring and other facility closure costs. The GAAP and non-GAAP targets do not include any estimated change in the fair value of the shares of common stock of MACOM Technology Solutions Holdings, Inc. (MACOM) that we acquired in connection with the sale to MACOM of our RF product line (RF Business Divestiture).

Restructuring and Facility Closure:

During the first quarter of fiscal 2025, Wolfspeed initiated a facility closure and consolidation plan to optimize its cost structure and accelerate its transition from 150mm to 200mm silicon carbide devices. The costs incurred as a result of this restructuring plan include severance and employee benefit costs, voluntary termination benefits and other facility closure-related costs. Wolfspeed incurred $188.1 million of restructuring-related costs in the second quarter of fiscal 2025, of which $31.4 million were recognized in cost of revenue, net and $156.7 million were expensed as operating expense in the statement of operations.

For the third quarter of fiscal 2025, the Company expects to incur $72 million of restructuring-related costs, of which $35 million will be recognized in cost of revenue, net and the remaining $37 million will be recognized as operating expense.

Start-up and Underutilization Costs:
Wolfspeed is incurring significant factory start-up costs relating to facilities the Company is constructing or expanding that have not yet started revenue generating production. These factory start-up costs have been and will be expensed as operating expenses in the statement of operations.
When a new facility begins revenue generating production, the operating costs of that facility that were previously expensed as start-up costs are instead primarily reflected as part of the cost of production within the cost of revenue, net line item in our statement of operations. For example, the Mohawk Valley Fab began revenue generating production at the end of fiscal 2023 and the costs of operating this facility in fiscal 2024 and going forward are primarily reflected in cost of revenue, net.
During the period when production begins, but before the facility is at its expected utilization level, Wolfspeed expects some of the costs to operate the facility will not be absorbed into the cost of inventory. The costs incurred to operate the facility in excess of the costs absorbed into inventory are referred to as underutilization costs and are expensed as incurred to cost of revenue, net. These costs are expected to continue to be substantial as Wolfspeed ramps up the facility to the expected or normal utilization level.
Wolfspeed incurred $22.8 million of factory start-up costs and $28.9 million of underutilization costs in the second quarter of fiscal 2025. Wolfspeed incurred $10.5 million of factory start-up costs and $35.6 million of underutilization costs in the second quarter of fiscal 2024.
For the third quarter of fiscal 2025, operating expenses are expected to include approximately $26 million of factory start-up costs primarily in connection with materials expansion efforts. Cost of revenue, net, is expected to include approximately $31 million of underutilization costs in connection with the Mohawk Valley Fab.

Quarterly Conference Call:

Wolfspeed will host a conference call at 5:00 p.m. Eastern time today to review the highlights of its second quarter results and its fiscal third quarter 2025 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed's website at investor.wolfspeed.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Wolfspeed's website at investor.wolfspeed.com/results.cfm.

About Wolfspeed, Inc.

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide, and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.TM Learn more at www.wolfspeed.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses that are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Wolfspeed's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP, and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our plans to grow the business, our ability to achieve our targets for the third quarter of fiscal 2025 and periods beyond, our ability to meet targeted utilization rates and accelerate the shift of our device fabrication to the Mohawk Valley Fab, our revenue and market growth, and our ability to reduce costs, optimize our capital structure and access funding. Actual results could differ materially due to a number of factors, including but not limited to, ongoing uncertainty in global economic and geopolitical conditions, such as the ongoing military conflict between Russia and Ukraine and the ongoing conflicts in the Middle East, changes in progress on infrastructure development or changes in customer or industrial demand that could negatively affect product demand, including as a result of an economic slowdown or recession, collectability of receivables and other related matters if consumers and businesses defer purchases or payments, or default on payments; risks associated with our expansion plans, including design and construction delays, cost overruns, the timing and amount of government incentives actually received, including, among other things, any direct grants and tax credits under the CHIPS Act, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to our restructuring costs; our ability to obtain additional funding, including, among other things, from government funding, public or private equity offerings, or debt financings, on favorable terms and on a timely basis, if at all; our ability to take certain actions with respect to our capital and debt structure, including issuing the full amount of senior notes under our agreements with our lenders and restructuring or refinancing our convertible notes; the risk that we do not meet our production commitments to those customers who provide us with capacity reservation deposits or similar payments; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand or scaling back our manufacturing expenses or overhead costs quickly enough to correspond to lower than expected demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; our ability to convert customer design-ins to design-wins and sales of significant volume, and, if customer design-in activity does result in such sales, when such sales will ultimately occur and what the amount of such sales will be; the risk that the markets for our products will not develop as we expect, including the adoption of our products by electric vehicle manufacturers and the overall adoption of electric vehicles; the risk that the economic and political uncertainty caused by the tariffs imposed by the United States on Chinese goods, and corresponding Chinese tariffs and currency devaluation in response, may continue to negatively impact demand for our products; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, including production and product mix, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; risks related to international sales and purchases; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that our investments may experience periods of significant market value and interest rate volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain (including managing the impacts of supply constraints in the semiconductor industry and meeting purchase commitments under take-or-pay arrangements with certain suppliers) that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; risks relating to outbreaks of infectious diseases or similar public health events, including the risk of disruptions to our operations, supply chain, including our contract manufacturers, or customer demand; the risk we may be required to record a significant charge to earnings if our remaining goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs; risks associated with strategic transactions; the risk that we are not able to successfully execute or achieve the potential benefits of our efforts to enhance our value; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 30, 2024, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the United States federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

WOLFSPEED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
(in millions of U.S. Dollars, except per share data)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Revenue, net	$180.5	$208.4	$375.2	$405.8
Cost of revenue, net	217.7	180.6	448.6	353.3
Gross (loss) profit	(37.2)	27.8	(73.4)	52.5
Gross margin percentage	(21)%	13%	(20)%	13%

Operating expenses:
Research and development	44.4	45.3	95.3	89.4
Sales, general and administrative	51.1	64.9	113.3	129.0
Factory start-up costs	22.8	10.5	42.5	18.9
Amortization of acquisition-related intangibles	0.3	0.3	0.6	0.6
Loss on disposal or impairment of long-lived assets	125.8	0.3	126.4	0.4
Other operating expense	41.4	4.6	101.6	7.2
Total operating expense	285.8	125.9	479.7	245.5
Operating loss	(323.0)	(98.1)	(553.1)	(193.0)
Operating loss percentage	(179)%	(47)%	(147)%	(48)%

Non-operating expense, net	49.3	27.8	101.0	56.3
Loss before income taxes	(372.3)	(125.9)	(654.1)	(249.3)
Income tax expense	(0.1)	0.3	0.3	0.5
Net loss from continuing operations	(372.2)	(126.2)	(654.4)	(249.8)
Net loss from discontinued operations	—	(18.5)	—	(290.6)
Net loss	($372.2)	($144.7)	($654.4)	($540.4)

Basic and diluted loss per share
Continuing operations	($2.88)	($1.00)	($5.12)	($1.99)
Net loss	($2.88)	($1.15)	($5.12)	($4.31)

Weighted average shares - basic and diluted (in thousands)	129,018	125,602	127,876	125,363

WOLFSPEED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in millions of U.S. Dollars)	December 29, 2024	June 30, 2024
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,404.8	$2,174.6
Accounts receivable, net	153.9	147.4
Inventories	477.1	440.7
Income taxes receivable	0.3	0.5
Prepaid expenses	67.9	56.6
Other current assets	123.1	179.8
Total current assets	2,227.1	2,999.6
Property and equipment, net	3,903.4	3,652.3
Goodwill	359.2	359.2
Intangible assets, net	23.6	23.9
Long-term receivables	2.1	2.3
Other long-term investments	95.0	79.3
Deferred tax assets	1.1	1.1
Investment tax credit receivable	865.0	641.8
Other assets	264.9	225.1
Total assets	$7,741.4	$7,984.6

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$456.1	$523.6
Contract liabilities and distributor-related reserves	42.1	62.3
Income taxes payable	1.0	1.0
Finance lease liabilities	0.5	0.5
Other current liabilities	207.6	77.9
Total current liabilities	707.3	665.3

Long-term liabilities:
Long-term debt	3,384.2	3,126.2
Convertible notes, net	3,039.6	3,034.9
Deferred tax liabilities	10.8	10.8
Finance lease liabilities - long-term	8.7	8.9
Other long-term liabilities	218.2	256.4
Total long-term liabilities	6,661.5	6,437.2

Shareholders’ equity:
Common stock	0.2	0.2
Additional paid-in-capital	3,960.9	3,821.9
Accumulated other comprehensive loss	(5.7)	(11.6)
Accumulated deficit	(3,582.8)	(2,928.4)
Total shareholders’ equity	372.6	882.1
Total liabilities and shareholders’ equity	$7,741.4	$7,984.6

WOLFSPEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
(in millions of U.S. Dollars)	December 29, 2024	December 31, 2023
Operating activities:
Net loss	($654.4)	($540.4)
Net loss from discontinued operations	—	(290.6)
Net loss from continuing operations	(654.4)	(249.8)
Adjustments to reconcile net loss to cash used in operating activities of continuing operations:
Depreciation and amortization	137.8	88.7
Amortization of debt issuance costs and discount, net of non-cash capitalized interest	20.0	14.7
Stock-based compensation	43.9	42.1
Unrealized gain on equity investment	(15.7)	(5.4)
Loss on disposal or impairment of long-lived assets	126.4	0.4
Amortization of premium on investments, net	(6.2)	(13.8)
Paid-in-kind interest on long-term debt	5.9	—
Deferred income taxes	—	0.1
Changes in operating assets and liabilities:
Accounts receivable, net	(6.5)	22.2
Inventories	(35.3)	(82.6)
Prepaid expenses and other assets	5.4	(74.4)
Accounts payable	(3.0)	(58.0)
Accrued salaries and wages and other liabilities	74.8	5.2
Contract liabilities and distributor-related reserves	(20.2)	15.0
Net cash used in operating activities of continuing operations	(327.1)	(295.6)
Net cash used in operating activities of discontinued operations	—	(54.3)
Cash used in operating activities	(327.1)	(349.9)

Investing activities:
Purchases of property and equipment	(838.8)	(1,052.2)
Purchases of patent and licensing rights	(2.4)	(3.2)
Proceeds from sale of property and equipment	1.0	0.4
Purchases of short-term investments	(172.4)	(1,307.2)
Proceeds from maturities of short-term investments	515.4	734.7
Proceeds from sale of short-term investments	32.0	25.8
Reimbursement of property and equipment purchases from long-term incentive agreement	42.0	79.4
Proceeds from sale of business	—	75.6
Net cash used in investing activities of continuing operations	(423.2)	(1,446.7)
Net cash used in investing activities of discontinued operations	—	(3.1)
Cash used in investing activities	(423.2)	(1,449.8)

Financing activities:
Proceeds from long-term debt borrowings	240.0	1,000.0
Payments of debt issuance costs	(26.1)	(46.0)
Proceeds from issuance of common stock	100.0	10.9
Tax withholding on vested equity awards	(3.7)	(16.7)
Payments on long-term debt borrowings, including finance lease obligations	(0.2)	(0.2)
Incentive-related escrow refunds	10.0	—
Commitment fees on long-term incentive agreement	(1.5)	(1.0)
Net cash provided by financing activities of continuing operations	318.5	947.0
Cash provided by financing activities	318.5	947.0
Effects of foreign exchange changes on cash and cash equivalents	(0.1)	0.1
Net change in cash and cash equivalents	(431.9)	(852.6)
Cash and cash equivalents:
Cash and cash equivalents, beginning of period	1,045.9	1,757.0
Cash and cash equivalents, end of period	$614.0	$904.4

Product Line Revenue

	Three months ended		Six months ended
(in millions of U.S. Dollars)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Power Products	$90.8	$107.7	$187.9	$208.9
Materials Products	89.7	100.7	187.3	196.9
Total	$180.5	$208.4	$375.2	$405.8

Non-GAAP Measures of Financial Performance
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Wolfspeed uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating income (expense), net, non-GAAP net (loss) income, non-GAAP diluted (loss) earnings per share, EBITDA, adjusted EBITDA and free cash flow. These measures are presented for continuing operations only.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Wolfspeed's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Wolfspeed's results of operations in conjunction with the corresponding GAAP measures.
Wolfspeed believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Wolfspeed has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Wolfspeed's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Wolfspeed's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Wolfspeed excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its Employee Stock Purchase Program. Wolfspeed excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Amortization or impairment of acquisition-related intangibles. Wolfspeed incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Wolfspeed excludes these items because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Asset impairment. Wolfspeed incurred impairment charges on certain assets under construction in connection with the restructuring plan. The carrying value of the impaired assets has been reduced to an estimated salvage value. Wolfspeed does not believe this expense is reflective of ongoing operating results.
Project, transformation and transaction costs. The Company has incurred professional services fees and other costs associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing the Company's administrative processes. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.

Restructuring and facility closure costs. During the first quarter of fiscal 2025, the Company began to incur costs to optimize its operating model and accelerate its transition to 200mm silicon carbide offerings through facility closures and headcount reduction initiatives. Wolfspeed does not include these expenses when evaluating core operating activities for strategic decision making, forecasting future results and evaluating current performance, as these activities may be non-recurring, unusual, infrequent or directly related to an event that is distinct and non-reflective of the Company's ongoing business operations. Restructuring and facility closure costs primarily consist of severance, asset-related charges and other closure-related costs related to facilities in the process of closing or already closed. Other closure-related costs primarily consist of contract termination costs, manufacturing transition charges and certain inventory abandonments that are directly attributable to a facility closure. Contract termination costs relate to penalties incurred to terminate vendor arrangements that are directly attributable to a facility closure. Manufacturing transition charges include non-productive manufacturing expenses incurred during the period from when shutdown activities commence to when a facility is closed. Inventory abandonments relate to identification and disposal of inventory that will not be utilized after a product line is transferred to a new manufacturing location. Loss on disposition of assets results from abandonment of non-productive assets in accordance with a restructuring plan.
Executive severance costs. The Company has incurred costs in conjunction with the termination of key executive personnel. Wolfspeed excludes these items because Wolfspeed believes they have no direct correlation to the ongoing operating results of Wolfspeed's business.
Amortization of discount and debt issuance costs, net of capitalized interest. The issuance of the Company's convertible senior notes in April 2020, February 2022 and November 2022, the sale of the Company's 2030 senior secured notes in June 2023, and the receipt of deposits in connection with an unsecured customer refundable deposit agreement in July 2023 and in the second half of fiscal 2024 results in amortization of discount and debt issuance costs. Wolfspeed excludes amortization of discount and debt issuance costs from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Loss (gain) on Wafer Supply Agreement. In connection with the completed sale of the LED Products business unit to SMART Global Holdings, Inc., and its wholly owned subsidiary, the Company entered into a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company supplies CreeLED, Inc. with certain silicon carbide materials and fabrication services for up to four years. Wolfspeed excludes the financial impact of this agreement because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Gain (loss) on equity investment. The Company received shares of MACOM common stock in connection with the RF Business Divestiture. These shares are accounted for utilizing the fair value option and changes in the fair value of the shares are recognized in income. Wolfspeed excludes the impact of these gains or losses from its non-GAAP measures because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Income tax adjustment. This amount reconciles GAAP tax (benefit) expense to a calculated non-GAAP tax (benefit) expense utilizing a non-GAAP tax rate. The non-GAAP tax rate estimates an appropriate tax rate if the listed non-GAAP items were excluded. This reconciling item adjusts non-GAAP net (loss) income to the amount it would be if the calculated non-GAAP tax rate was applied to non-GAAP (loss) income before income taxes.
Wolfspeed may incur some of these same expenses, including income taxes associated with these expenses, in future periods.
In addition to the non-GAAP measures discussed above, Wolfspeed also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows from continuing operations, less net purchases of property and equipment and patent and licensing rights. Wolfspeed considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Wolfspeed's business, make strategic acquisitions and strengthen the balance sheet. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

WOLFSPEED, INC.
Reconciliation of GAAP to Non-GAAP Measures - Continuing Operations Only
(in millions of U.S. Dollars, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP gross (loss) profit	($37.2)	$27.8	($73.4)	$52.5
GAAP gross margin percentage	(21)%	13%	(20)%	13%
Adjustments:
Stock-based compensation expense	9.0	6.4	17.5	12.4
Restructuring and facility closure costs	31.4	—	65.7	—
Non-GAAP gross profit	$3.2	$34.2	$9.8	$64.9
Non-GAAP gross margin percentage	2%	16%	3%	16%

Non-GAAP Operating Loss

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP operating loss	($323.0)	($98.1)	($553.1)	($193.0)
GAAP operating loss percentage	(179)%	(47)%	(147)%	(48)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	9.0	6.4	17.5	12.4
Research and development	2.9	3.4	6.1	6.1
Sales, general and administrative	8.3	12.6	20.3	23.6
Total stock-based compensation expense	20.2	22.4	43.9	42.1
Amortization of acquisition-related intangibles	0.3	0.3	0.6	0.6
Project, transformation and transaction costs	7.8	4.6	13.8	7.2
Restructuring and facility closure costs:
Cost of revenue, net	31.4	—	65.7	—
Other operating expense	32.2	—	85.0	—
Total restructuring and other costs	63.6	—	150.7	—
Executive severance costs	1.4	—	1.4	—
Asset impairment	124.5	—	124.5	—
Total adjustments to GAAP operating loss	217.8	27.3	334.9	49.9
Non-GAAP operating loss	($105.2)	($70.8)	($218.2)	($143.1)
Non-GAAP operating loss percentage	(58)%	(34)%	(58)%	(35)%

Non-GAAP Non-Operating (Expense) Income, net

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP non-operating expense, net	($49.3)	($27.8)	($101.0)	($56.3)
Adjustments:
Gain on equity investment	(15.7)	(5.4)	(15.7)	(5.4)
Amortization of discount and debt issuance costs, net of capitalized interest	13.3	7.4	20.0	14.6
Loss on Wafer Supply Agreement	—	6.6	9.2	13.5
Non-GAAP non-operating expense, net	($51.7)	($19.2)	($87.5)	($33.6)

Non-GAAP Net Loss

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP net loss from continuing operations	($372.2)	($126.2)	($654.4)	($249.8)
Adjustments:
Stock-based compensation expense	20.2	22.4	43.9	42.1
Amortization of acquisition-related intangibles	0.3	0.3	0.6	0.6
Project, transformation and transaction costs	7.8	4.6	13.8	7.2
Executive severance costs	1.4	—	1.4	—
Restructuring and facility closure costs	63.6	—	150.7	—
Asset impairment	124.5	—	124.5	—
Gain on equity investment	(15.7)	(5.4)	(15.7)	(5.4)
Amortization of discount and debt issuance costs, net of capitalized interest	13.3	7.4	20.0	14.6
Loss on Wafer Supply Agreement	—	6.6	9.2	13.5
Total adjustments to GAAP net loss before provision for income taxes	215.4	35.9	348.4	72.6
Income tax adjustment - benefit	34.2	20.7	67.6	41.0
Non-GAAP net loss	($122.6)	($69.6)	($238.4)	($136.2)

Non-GAAP diluted loss per share	($0.95)	($0.55)	($1.86)	($1.09)
Non-GAAP weighted average shares (in thousands)	129,018	125,602	127,876	125,363

Adjusted EBITDA

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP net loss	($372.2)	($126.2)	($654.4)	($249.8)
Reconciling items to EBITDA (Non-GAAP)
Income tax expense	(0.1)	0.3	0.3	0.5
Interest expense	63.5	26.1	105.8	47.2
Depreciation and amortization	66.7	48.6	137.8	88.7
EBITDA (Non-GAAP)	(242.1)	(51.2)	(410.5)	(113.4)

Reconciling items to adjusted EBITDA (Non-GAAP)
Stock based compensation	20.2	22.4	43.9	42.1
Project, transformation and transaction costs	7.8	4.6	13.8	7.2
Executive severance costs	1.4	—	1.4	—
Gain on equity investment	(15.7)	(5.4)	(15.7)	(5.4)
Restructuring and facility closure costs(1)	46.2	—	114.5	—
Asset impairment	124.5	—	124.5	—
Loss on Wafer Supply Agreement	—	6.6	9.2	13.5
Adjusted EBITDA (Non-GAAP)	($57.7)	($23.0)	($118.9)	($56.0)

(1)Excludes restructuring-related accelerated depreciation of $17.4 and $36.2 million included in "Depreciation and amortization" for the three and six months ended December 29, 2024, respectively.

Free Cash Flow

	Three months ended		Six months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net cash used in operating activities	($195.1)	($182.9)	($327.1)	($295.6)
Less: PP&E spending, net of reimbursements from long-term incentive agreement	(401.8)	(570.4)	(796.8)	(972.8)
Less: Patents spending	(1.2)	(1.9)	(2.4)	(3.2)
Total free cash flow	($598.1)	($755.2)	($1,126.3)	($1,271.6)

WOLFSPEED, INC.
Business Outlook Unaudited GAAP to Non-GAAP Reconciliation

Three Months Ended
(in millions of U.S. Dollars)	March 30, 2025
GAAP net loss from continuing operations outlook range	($295) to ($270)
Adjustments:
Stock-based compensation expense	22
Restructuring and facility closure costs	72
Amortization of discount and debt issuance costs, net of capitalized interest	18
Project, transformation and transaction costs	7
Total adjustments to GAAP net loss before provision for income taxes	119
Income tax adjustment	38 to 32
Non-GAAP net loss from continuing operations outlook range	($138) to ($119)
`

Contact:
Tyler Gronbach
Wolfspeed, Inc.
Vice President of External Affairs
Phone: 919-407-4820
investorrelations@wolfspeed.com

Source: Wolfspeed, Inc.